                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

================================================================================

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                          PENWEST PHARMACEUTICALS CO.
                (Name of Registrant as Specified In Its Charter)

                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

================================================================================

                       [LOGO] PENWEST PHARMACEUTICALS CO.

                              PATTERSON, NEW YORK

                                                                     May 3, 1999

Dear Shareholders:

     You are cordially invited to attend the annual meeting of shareholders of Penwest Pharmaceuticals Co. to be held on Wednesday, June 2, 1999 at 10:30 a.m. at the Ethan Allen Inn, 21 Lake Avenue Extension, Danbury, Connecticut.

     In addition to the items set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, we will report on current activities of the Company and will provide an opportunity to discuss matters of interest to you as a shareholder.

     We sincerely hope you will be able to attend our Annual Meeting. However, whether or not you plan to attend, please sign, date and promptly return the enclosed proxy to ensure that your shares are represented.

     On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Penwest.

                                            Very truly yours,
                                            /s/ Tod R. Hamachek

                                            TOD R. HAMACHEK
                                            Chairman of the Board and
                                            Chief Executive Officer

                          PENWEST PHARMACEUTICALS CO.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON JUNE 2, 1999

                            ------------------------

To the Shareholders:

     Notice is hereby given that the Annual Meeting of Shareholders of Penwest Pharmaceuticals Co., a Washington corporation (the "Company"), will be held at the Ethan Allen Inn, 21 Lake Avenue Extension, Danbury, Connecticut, on Wednesday, June 2, 1999, at 10:30 a.m., for the following purposes:

     1.  To elect two Class II directors for the ensuing three years;

     2. To ratify the selection of Ernst & Young LLP as independent auditors for the current fiscal year; and

     3. To transact such other business as may properly come before the meeting or at any adjournment thereof.

     The Board of Directors has no knowledge of any other business to be transacted at the meeting.

     A copy of the Company's Annual Report to Shareholders for the year ended December 31, 1998, which contains financial statements and other information of interest to shareholders, accompanies this notice and the enclosed proxy statement.

     Only shareholders of record at the close of business on April 16, 1999 are entitled to notice of, and to vote at, the meeting and at any adjournments thereof.

                                            By Order of the Board of Directors

                                            /s/ Jennifer L. Good
                                            ----------------------------------
                                            JENNIFER L. GOOD
                                            Corporate Secretary

May 3, 1999

                                   IMPORTANT

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. PROMPTLY SIGNING, DATING AND RETURNING THE PROXY WILL SAVE THE COMPANY THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION.

                          PENWEST PHARMACEUTICALS CO.
                                 2981 ROUTE 22
                           PATTERSON, NEW YORK 12563

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Penwest Pharmaceuticals Co., a Washington corporation ("Penwest" or the "Company"), to be voted at the 1999 Annual Meeting of Shareholders of the Company to be held at 10:30 a.m. on June 2, 1999 at the Ethan Allen Inn, 21 Lake Avenue Extension, Danbury, Connecticut, and at any adjournment thereof.

     All proxies will be voted in accordance with the instructions of the shareholder. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice. Any proxy may be revoked by a shareholder at any time before its exercise by delivery of a written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the meeting. Attendance at the meeting will not itself be deemed to revoke a proxy unless the shareholder gives affirmative notice at the meeting that the shareholder intends to revoke the proxy and vote in person.

     THE NOTICE OF THE MEETING, THIS PROXY STATEMENT, THE ENCLOSED PROXY AND THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS FOR THE YEAR ENDED DECEMBER 31, 1998 ARE BEING MAILED TO SHAREHOLDERS ON OR ABOUT MAY 3, 1999. THE COMPANY, WILL, UPON WRITTEN REQUEST OF ANY SHAREHOLDER, FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), WITHOUT EXHIBITS. PLEASE ADDRESS ALL SUCH REQUESTS TO THE COMPANY, ATTENTION OF JENNIFER L. GOOD, CHIEF FINANCIAL OFFICER, 2981 ROUTE 22, PATTERSON, NEW YORK, 12563. EXHIBITS TO SUCH FORM 10-K WILL BE PROVIDED UPON WRITTEN REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

VOTING SECURITIES AND VOTES REQUIRED

     On April 16, 1999, the record date for determination of shareholders entitled to notice of and to vote at the meeting, there were outstanding and entitled to vote an aggregate of 11,103,264 shares of Common Stock of the Company, $.001 par value per share (the "Common Stock").

     The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the meeting shall constitute a quorum for the transaction of business at the meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for shareholder approval) will be counted for purposes of determining whether a quorum is present at the meeting.

     The affirmative vote of the holders of a plurality of the votes cast by the shareholders entitled to vote at the meeting is required for the election of directors. The votes cast by the shares entitled to vote favoring the action must exceed the votes cast by the shares entitled to vote opposing the action for the ratification of the selection of the Company's independent auditors.

     Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter.

SPIN-OFF

     On August 31, 1998 Penwest became an independent public company when Penwest's former parent corporation, Penford Corporation ("Penford"), distributed to the shareholders of record of Penford common stock on August 10, 1998 all of the shares of the Company's Common Stock ("the Distribution"). In connection with the Distribution, the Company's Common Stock was listed and was available for trading on the Nasdaq National Market on August 10, 1998.

1.  ELECTION OF DIRECTORS

     The Company has a classified Board of Directors consisting of three Class I Directors, two Class II Directors and three Class III Directors. At each annual meeting of shareholders, directors are elected for a full term of three years to succeed those whose terms are expiring. Two Class II Directors will be elected at the meeting for a three-year term expiring at the 2002 Annual Meeting. The term for the Class I Directors will expire at the 2001 Annual Meeting, and the term for the Class III Directors will expire at the 2000 Annual Meeting.

     The persons named in the enclosed proxy will vote to elect, as Class II Directors, Jere Goyan and Anne VanLent, the director nominees named below, unless the proxy is marked otherwise. Dr. Goyan and Ms. VanLent are currently directors of the Company.

     Each Class II Director will be elected to hold office until the annual meeting of shareholders to be held in 2002 and until his or her successor is elected and qualified. Each of the nominees has indicated his or her willingness to serve, if elected; however, if any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that either of the nominees will be unable to serve if elected.

     Set forth below are the name and age of each member of the Board of Directors, including those who are nominees for election as Class II Directors, whose term of office will continue beyond the date of the meeting, and the position and offices held by such member, his or her principal occupation and business experience during the past five years, the names of other publicly held companies which he or she serves as a director and the year of the commencement of his or her term as a director of the Company.

  Nominees for Election (Class II Directors)

     DR. JERE E. GOYAN, 68, has served as a director for the Company since October 1997. Dr. Goyan also chairs Penwest's Scientific Advisory Board and serves on the Audit Committee. Dr. Goyan served as President and Chief Operating Officer of Alteon, Inc., ("Alteon"), a pharmaceutical company, from April 1993 through December 1998. Prior to that he was Senior Vice President for Research and Development from January 1993 through April 1993 and served as a member of the Scientific Advisory Board of Alteon from its founding in May 1987. Dr. Goyan is Professor Emeritus of Pharmacy and Pharmaceutical Chemistry and Dean Emeritus of the School of Pharmacy, University of California ("UCSF"). He has been on the faculty of the School of Pharmacy at UCSF since 1963. He took a leave of absence from 1979 to 1981 to serve as Commissioner of Food and Drugs of the United States (FDA). Dr. Goyan is a director of ATRIX Laboratories, Inc., Emisphere Technologies, Inc., and SciClone Pharmaceuticals, Inc., each a biopharmaceutical firm, and Boehringer Ingelheim Pharmaceuticals, Inc., a pharmaceutical company.

     ANNE M. VANLENT, 51, has served as a director of the Company since December 1998. Ms. VanLent has served as a Vice President, Ventures at the Sarnoff Corporation, an electronics company, since August, 1997. Prior to that, she served as President of AMV Associates, an emerging growth healthcare consulting firm from March 1994 through August 1997, and served as Senior Vice President and Chief Financial Officer of The

Liposome Company, Inc., a biotechnology company, from 1980 through 1986. She currently serves on the board of several private emerging growth companies.

CLASS III DIRECTORS (TERM EXPIRES 2000)

     TOD R. HAMACHEK, 53, has served as Chairman of the Board and Chief Executive Officer of the Company since October 1997. Prior to that, he served as President and Chief Executive Officer of Penford from 1985 through August 1998 and as a director of Penford from 1983 through August 1998. He is also a director of Northwest Natural Gas Company, a natural gas distribution company. Mr. Hamachek holds an M.B.A. from the Harvard Business School and a B.A. from Williams College. Mr. Hamachek serves on the Executive Committee of the Board.

     ROBERT HENNESSEY, 56, has served as a director of the Company since October 1997. Mr. Hennessey has served as Chairman, President and Chief Executive Officer of Genome Therapeutics Corporation, a biotechnology company, since March 1993. Prior to that, Mr. Hennessey served as President of Hennessey & Associates, Inc., a strategic consulting firm to biotechnology and healthcare companies from 1990 to 1993. Prior to that, Mr. Hennessey was Senior Vice President of Corporate Development for Sterling Drug, Inc. and also served in various executive assignments at Merck & Co., Inc., SmithKline Beecham PLC and Abbott Laboratories, each pharmaceutical company. Mr. Hennessey is also a director of Virus Research Institute, Inc., a biotechnology company and Repligen, Inc., a biotechnology company. Mr. Hennessey holds an M.A. in Political Science and an A.B. in Liberal Arts from the University of Connecticut. Mr. Hennessey serves as Chairman of Penwest's Compensation and Benefits Committee and also serves on the Executive Committee.

     DR. JOHN N. STANIFORTH, 45, has served as a director of the Company since December 1998. Dr. Staniforth has served as a Professor of Pharmaceutics Technology at the University of Bath since September 1980. Dr. Staniforth serves as scientific advisor to a variety of international pharmaceutical companies and has extensive teaching and research experience, chiefly at the University of Bath, Department of Pharmacy and Pharmacology in Bath, England, at Rutgers and Cornell Universities in the United States and at Monash University in Australia. His research into powder mixing technology has been widely published and Dr. Staniforth is the recipient of numerous scientific awards including the Churchill Fellowship, the Pfizer Medal for Pharmaceutical Research and the Special Upjohn Award for research in the field of microwave and radio-frequency drying. Dr. Staniforth has served as a consultant to Penwest since its inception and is the co-inventor of two of the Company's technologies: TIMERx and ProSolv. Dr. Staniforth serves on Penwest's Scientific Advisory Board.

CLASS I DIRECTORS (TERM EXPIRES 2001)

     PAUL E. FREIMAN, 64, has served as a director of the Company since October 1997. Mr. Freiman has served as the Chief Executive Officer and President of Neurobiological Technologies Inc., a biotechnology company, since May 1997 and as Chairman of the Board of Digital Gene Technologies, a biotechnology company, since February 1995. Mr. Freiman served as Chairman and Chief Executive Officer of Syntex Corporation, a pharmaceutical company from 1990 to 1995. Mr. Freiman served on the Penford board until January 1999, and is a director of several private companies. He is a graduate of Fordham University with a B.S. in Pharmacy. Mr. Freiman serves as the Board's lead director and is also a member of the Compensation Committee and the Executive Committee.

     ROLF H.HENEL, 61, has served as a director of the Company since October 1997. Mr. Henel has served as Executive Director of Performance Effectiveness Corp., a consulting firm to the pharmaceutical industry since June 1995 and as a partner of Naimark & Associates P.C., a consulting firm for the healthcare industry, since September 1994. From 1978 to 1993 Mr. Henel served in a variety of positions at American Cyanamid Co., a pharmaceutical company, most recently as President of Cyanamid
International -- Lederle Division, as well as Vice Chairman of Lederle's Medical Research Planning Committee. He is a director and chairman of the Audit Committee of SciClone Pharmaceuticals, a biopharmaceutical company. Mr. Henel holds an M.B.A. from New York University and a B.A. from Yale University. Mr. Henel is a member of Penwest's Audit Committee.

     N. STEWART ROGERS, 69, has served as a director of the Company since October 1997. Mr. Rogers has been the Chairman of the Board of Penford Corporation since 1990 and has served as a director of Penford since 1983. He served as Senior Vice President of Univar Corporation, a distributor of industrial chemical products, until retiring in 1991. Mr. Rogers is a director of VWR Scientific Products, a laboratory supply company, and Royal Pakhoed, N.V. (the Netherlands), a chemical logistics and distribution company. He is a graduate of Stanford University with a B.A. in Economics. Mr. Rogers serves as Chairman of Penwest's Audit Committee, and is a member of the Compensation Committee.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information, as of March 31, 1999, regarding the beneficial ownership of the Company's Common Stock (i) by any person known to the Company to be the beneficial owner of more than five percent of such outstanding Common Stock, (ii) by each director, (iii) by each executive officer named in the Summary Compensation Table and (iv) by the directors and executive officers as a group.

                                                              AMOUNT OF BENEFICIAL
                                                                  OWNERSHIP OF
      NAME (AND ADDRESS FOR BENEFICIAL OWNERS OVER 5%)          COMMON STOCK (1)      PERCENT OF CLASS
      ------------------------------------------------        --------------------    ----------------
5% Shareholders:
David L. Babson & Co., Inc..................................         744,000(2)             6.70%
  One Memorial Drive
  Cambridge, MA 02142
Tod R. Hamachek.............................................         576,218(3)             5.16
  2981 Route 22
  Patterson, NY 12563
Other Directors:
Paul E. Freiman.............................................          20,252(4)                *
Jere E. Goyan...............................................          14,000(4)                *
Rolf H. Henel...............................................          12,750(4)                *
Robert J. Hennessey.........................................          15,958(4)                *
N. Stewart Rogers...........................................         250,586(5)             2.24
Anne VanLent................................................           9,833(4)                *
John Staniforth.............................................          10,969(4)                *

Other Named Executive Officers:
John V. Talley, Jr..........................................          82,531(6)                *
Anand R. Baichwal...........................................          41,009(7)                *
Stephen J. Berte, Jr........................................          11,480(8)                *
Jennifer L. Good............................................          37,734(9)                *
Paul K. Wotton..............................................          21,934(10)               *
All directors and executive officers as a group (13
  persons)..................................................       1,105,254(11)            9.70

---------------

  *  Represents less than 1%.

 (1) The number of shares beneficially owned by each person or entity known by the Company to own beneficially more than 5% of the outstanding voting stock, director and executive officer is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which an individual or group has sole or shared voting power or investment power and also any shares which an individual or group has the right to acquire within 60 days after March 31, 1999 through the exercise of any stock option, warrant or other right. The inclusion herein of such shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or group named in the table has sole voting and investment power (or shares such power with his or her spouse) with respect to all shares or common stock listed as owned by such person or entity.

 (2) Share ownership based on Schedule 13G filed with the SEC on February 11, 1999.

 (3) Includes 74,391 shares subject to outstanding stock options held by Mr. Hamachek, which are exercisable within the 60-day period following March 31, 1999.

 (4) Includes 12,752 shares subject to outstanding stock options held by Mr. Freiman, 6,500 shares subject to outstanding stock options held by Dr. Goyan, 5,250 shares subject to outstanding stock options held by Mr. Henel, 8,458 shares subject to outstanding stock options held by Mr. Hennessey, 583 shares subject to outstanding stock options held by Ms. VanLent and 583 shares subject to outstanding stock options held by Dr. Staniforth, which are exercisable within the 60-day period following March 31, 1999.

 (5) Includes 180,000 shares held in a Grantor Annuity Trust for which Mr. Rogers has sole voting power, as well as 61,933 shares subject to outstanding stock options held by Mr. Rogers, which are exercisable within the 60-day period following March 31, 1999.

 (6) Includes 15,363 shares subject to outstanding stock options held by Mr. Talley, which are exercisable within the 60-day period following March 31, 1999.

 (7) Includes 40,104 shares subject to outstanding stock options held by Dr. Baichwal, which are exercisable within the 60-day period following March 31, 1999.

 (8) Includes 9,146 shares subject to outstanding stock options held by Mr. Berte, which are exercisable within the 60-day period following March 31, 1999.

 (9) Includes 34,558 shares subject to outstanding stock options held by Ms. Good, which are exercisable within the 60-day period following March 31, 1999.

(10) Includes 18,888 shares subject to outstanding stock options held by Dr. Wotton, which are exercisable within the 60-day period following March 31, 1999.

(11) Includes an aggregate of 288,509 shares subject to outstanding stock options which are exercisable within the 60-day period following March 31, 1999.

                            COMMITTEES OF THE BOARD

The Board of Directors has the following standing committees:

     The Board has established a Compensation and Benefits Committee, an Audit Committee and an Executive Committee. The Compensation and Benefits Committee makes recommendations to the Board with respect to the compensation of directors and executive officers and also supervises the Company's employee benefit plans. The Compensation Committee consists of Messrs. Freiman, Hennessey and Rogers. See "Compensation and Benefits Committee Report on Executive Compensation".

     The Audit Committee recommends to the Board the selection of the independent auditors, reviews the proposed scope of the independent audit, reviews the annual financial statements and the independent auditors' report, reviews the independent auditors' recommendations relating to accounting, internal controls and other matters, and reviews internal controls and accounting procedures with the management. The Audit Committee consists of Messrs. Henel and Rogers and Dr. Goyan.

     The Executive Committee exercises all powers and authority of the Board with certain exceptions as provided under Washington law. The Executive Committee consists of Messrs. Freiman, Hamachek and Hennessey.

     The Audit Committee met one time; the Compensation and Benefits Committee met three times; the Executive Committee did not meet during fiscal year 1998; and the Board of Directors met six times during the fiscal year ended December 31, 1998. All directors attended 75% or more of the Board meetings and meetings of committees on which they served.

                             DIRECTOR COMPENSATION

Non-employee directors were compensated during the last
  fiscal year as follows:
Annual retainer for the lead director.......................    $14,500
Annual retainer as a director...............................      7,500
Fee for each meeting of the Board of Directors attended.....      1,500
Reimbursement for all reasonable expenses incurred in
  attending Board or committee meetings

     Each director may elect to receive the above fees in the form of stock options under the Company's 1997 Equity Incentive Plan (the "1997 Plan"), which options, if elected, will be granted as of the date such fees are earned to purchase the number of shares of Common Stock determined by dividing the amount of the fees earned by 25% of the fair market value of one share of Common Stock on the grant date. The exercise price of such options will equal 75% of the fair market value of one share of Common Stock on the grant date and will be immediately exercisable. In 1998, the Company issued options to purchase 12,635 shares to directors in lieu of director fees.

     Non-employee directors were each granted options under the 1997 Plan to purchase 2,333 shares of Common Stock on September 1, 1998. These options vested on December 31, 1998. Non-employee directors are also granted annual options under the 1997 Plan to purchase 7,000 shares of Common Stock on January 1, of each year, commencing in 1999. All such options will vest on the first anniversary date of grant. However, the exercisability of these options will be accelerated upon the occurrence of a change in control of the Company. The exercise price of all such options granted will equal the fair market value of one share of Common Stock on the grant date. On January 1, 1999 each non-employee director was granted a stock option to purchase 7,000 shares of Common Stock at an exercise price of $6.59 per share.

     Upon the Distribution Date each of the Company's non-employee directors received, and upon the date of the initial election of any non-employee directors thereafter, such non-employee director will receive, the right to receive up to 7,500 shares of Common Stock under the 1997 Plan on the earlier of
(i) the date four years from the date of grant or (ii) the date upon which such director ceases to be a director by reason of death, permanent disability, resignation or retirement. The right to receive these shares will vest in four equal annual installments commencing upon the first anniversary date of grant.

                             EXECUTIVE COMPENSATION

     Compensation paid by the Company or Penford during fiscal years 1998, 1997 and 1996 to the Chief Executive Officer of the Company, the former President and Chief Operating Officer, and the Company's other four most highly compensated executive officers is set out in the following table.

                           SUMMARY COMPENSATION TABLE

                                                                     LONG TERM
                                                                   COMPENSATION
                                           ANNUAL COMPENSATION        AWARDS
                                           --------------------    -------------
                                                                    SECURITIES
                                                                    UNDERLYING         ALL OTHER
   NAME AND PRINCIPAL POSITION     YEAR     SALARY     BONUS(2)     OPTIONS(#)      COMPENSATION(3)
   ---------------------------     ----    --------    --------     ----------      ---------------
Tod R. Hamachek(4)...............  1998    $332,000    $89,325         610,501(5)       $24,926
  Chairman and Chief               1997     340,000    453,934              --           19,352
  Executive Officer                1996     340,000    123,967          96,000(6)        19,702
John V. Talley, Jr.(7)...........  1998     223,000     56,895         398,172(5)        13,000
  Former President and             1997     188,846    103,896              --           10,611
  Chief Operating Officer          1996     180,000     58,183          19,000(6)         8,403
Anand R. Baichwal, Ph.D.(8)......  1998     150,000     33,251         181,749(5)        11,250
  Senior Vice President            1997     114,269     39,827              --            8,642
  Research & Development           1996      96,000     19,000           6,000(6)         6,101
Stephen J. Berte, Jr.............  1998     135,000     31,773          97,641(5)         7,296
  Vice President Marketing and     1997     122,076     31,481              --            7,062
  Sales                            1996     119,000     17,927          10,000(6)         4,745
Jennifer L. Good.................  1998     135,000     43,226         166,602(5)        10,875
  Vice President Finance and       1997     122,000     41,943              --            7,475
  Chief Financial Officer          1996      82,000     14,918          17,500(6)         6,110
Paul K. Wotton...................  1998     132,000     23,399         122,816(5)         8,945
  Vice President                   1997     111,000     30,880              --            6,514
  Business Development             1996     103,000     25,000           8,600(6)         5,900

---------------

(1) In accordance with the rules of the Commission, this table and the stock option grant table and the stock option exercise table which follow present information concerning the Company's Chief Executive Officer, its four other most highly compensated executive officers serving as officers as of December 31, 1998 whose total annual salary and bonus exceeded $100,000 (determined by reference to total annual salary and bonus earned by such officers) for the year ended December 31, 1998 and one individual who would have been included in the table but for the fact that he was not serving as executive officers of the Company as of December 31, 1998.

(2) Bonuses paid to the executive officers represent payments of amounts for services rendered during Penford's fiscal years ended August 31, 1996, 1997 and 1998, respectively.

(3) Represents matching and profit sharing contributions under the Penwest Savings and Stock Ownership Plan and the Penford Savings and Stock Ownership Plan and premiums paid on behalf of the Chief Executive Officer for supplemental life and disability insurance plans.

(4) Mr. Hamachek earned the compensation set forth above through September 1, 1998 for services rendered to Penford Corporation in his capacity as President and Chief Executive Officer of Penford.

(5) Includes options to purchase Common Stock of Penwest granted under the Company's 1998 Spin-off Stock Option Plan in respect of options to purchase Penford common stock held by the executive officers.

(6) Represents options to purchase shares of Penford common stock granted to the executive officer in 1996.

(7) Mr. Talley's employment was terminated as President and Chief Operating Officer effective November 23, 1998.

(8) For a discussion of certain other amounts payable to Dr. Baichwal, see "Certain Transactions."

OPTION GRANT TABLE

     The following sets forth, as the Named Executive Officers, information concerning stock options granted in the year ended December 31, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                    POTENTIAL REALIZABLE
                                                                                                           VALUE
                                                                                                     AT ASSUMED ANNUAL
                                                                                                          RATE OF
                                                                                                        STOCK PRICE
                                                                                                        APPRECIATION
                                                     INDIVIDUAL GRANTS                              FOR OPTION TERM (1)
                          -----------------------------------------------------------------------  ----------------------
                          NUMBER OF        % OF TOTAL
                          SECURITIES        OPTIONS
                          UNDERLYING       GRANTED TO      EXERCISE        MARKET
                            OPTION        EMPLOYEES IN      PRICE          PRICE       EXPIRATION
          NAME            GRANTED(#)      FISCAL YEAR    ($/SHARE)(2)   ($/SHARE)(2)    DATE(3)       5%           10%
          ----            ----------      ------------   ------------   ------------   ----------  ---------    ---------
Tod R. Hamachek.........   148,781(4)(5)        8%          $5.72          $8.00       10/24/2006    346,454      807,384
                           161,720(4)(5)        9%           5.41           8.00       12/13/2006    356,174      830,038
                           300,000(6)          17%           6.75           6.75         9/5/2008  1,116,440    2,749,844

John V. Talley, Jr......    32,344(4)(7)        2%           7.03           8.00       12/14/2003     49,001      105,526
                           129,375(4)(5)        7%           6.49           8.00        4/26/2005    285,559      647,836
                            61,453(4)(6)        3%           5.72           8.00       10/24/2006    143,100      333,485
                           175,000(4)(6)       10%           6.75           6.75         9/5/2008    651,256    1,604,070

Anand R. Baichwal.......    32,343(4)(7)        2%           6.49           8.00        4/26/2005     71,388      161,955
                             3,234(4)(7)        *            5.64           8.00        6/26/2006      7,425       17,304
                            16,172(4)(7)        1%           5.26           8.00       12/21/2006     34,630       80,702
                           130,000(6)           7%           6.75           6.75         9/5/2008    483,791    1,191,599

Stephen J. Berte, Jr....     9,703(4)(7)        1%           5.64           8.00        6/26/2006     22,279       51,918
                            12,938(4)(7)        1%           5.26           8.00       12/21/2006     27,705       64,564
                            75,000(6)           4%           6.75           6.75         9/5/2008    279,110      687,461

Jennifer L. Good........    12,938(4)(7)        1%           6.22           8.00       10/26/2003     17,343       37,348
                            19,406(4)(7)        1%           7.57           8.00         9/8/2005     49,961      113,345
                            24,258(4)(7)        1%           5.41           8.00       12/13/2006     53,426      124,506
                           110,000(6)           6%           6.75           6.75         9/5/2008    409,361    1,008,276

Paul K. Wotton..........    12,937(4)(7)        1%           6.49           8.00        4/26/2005     28,555       64,781
                             1,941(4)(7)        *            5.64           8.00        6/26/2006      4,457       10,386
                            12,938(4)(7)        1%           5.26           8.00       12/21/2006     27,705       64,564
                            95,000(6)           5%           6.75           6.75         9/5/2008    353,539      870,784

---------------

 *  Represents less than 1%.

(1) Amounts represent hypothetical gains that could be achieved for respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10%, compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the option holder's continued employment through the option period and the date on which the options are exercised.

(2) The exercise price of options granted under the Company's 1997 Equity Incentive Plan generally are equal to the fair market value of the Company's Common Stock on the date of grant. Options granted under the Company's 1998 Spin-off Stock Option Plan were granted in respect of options to purchase Penford common stock held by the executive officers as of the Distribution Date and the terms of such Penwest options, including the exercise price, correspond to the terms of the original Penford options. As a result, the exercise price of such options is based on the fair market value of the Penford common stock at the time the Penford options were originally granted and is not equal to the fair market value of the Company's Common Stock on the date such Penwest options were granted.

(3) The expiration date of an option is the tenth anniversary of the date on which the option was originally granted (in the case of options granted under the 1998 Spin-off Stock Option Plan, such date being the date the original Penford stock options were granted).

(4) These options were granted under the Company's 1998 Spin-off Stock Option Plan in respect of options to purchase Penford common stock held by the executive officers as of the Distribution Date.

(5) These options are exercisable in five equal annual installments commencing on the fifth anniversary of the date on which the options were originally granted.

(6) These stock options vest in four equal annual installments commencing on the first date on which the options were originally granted.

(7) These options are exercisable in five equal annual installments commencing on the first anniversary of the date on which the options were originally granted.

STOCK OPTIONS HELD AS OF YEAR END

     The following table sets forth certain information concerning each exercise of a stock option to purchase Common Stock of Penwest during the year ended December 31, 1998 by a Named Executive Officer, and the number and value of unexercised stock options to purchase shares of Common Stock of Penwest held by each of the Named Executive Officers as of December 31, 1998.

                    AGGREGATED OPTION EXERCISES IN 1998 AND
                             YEAR-END OPTION VALUES

                                                               NUMBER OF                VALUE OF UNEXERCISED
                              SHARES                      UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS
                             ACQUIRED      VALUE         AT FISCAL YEAR-END(#)        AT FISCAL YEAR-END($)(1)
                            ON EXERCISE   REALIZED    ---------------------------    ---------------------------
           NAME                 (#)         ($)       EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
           ----             -----------   --------    -----------   -------------    -----------   -------------
Tod R. Hamachek...........        --           --       87,328         523,174         $50,294       $164,405
John V. Talley, Jr. ......        --           --       63,070         335,102          16,285         16,285
Anand R. Baichwal.........        --           --       27,166         154,583           7,192         10,791
Stephen J. Berte, Jr. ....     3,000      $33,000(2)     9,056          88,585           7,491         11,237
Jennifer L. Good..........        --           --       34,283         132,318           8,538         12,226
Paul K. Wotton............     7,400       64,300(2)    13,713         109,103           5,597          8,396

---------------

(1) Values are calculated by subtracting the exercise price from the fair market value of the stock as December 31, 1998 ($6.25 per share).

(2) Options exercised during the year were Penford options that were exercised prior to the Distribution.

                              CERTAIN TRANSACTIONS

     Since January 1, 1998, the Company has not engaged in any transactions with any director or officer of the Company or any security holder holding more than 5% of the Company's Common Stock (a "5% Stockholder") or any affiliate of a director, officer or 5% stockholder except as described below:

     Under a Recognition and Incentive Agreement (as amended, the "Baichwal Agreement") with Anand Baichwal, the Company's Senior Vice President, Research and Development, the Company is obligated to pay to Dr. Baichwal on an annual basis in arrears (i) one-half of one percent of the Company's Net Sales (as defined in the Baichwal Agreement) of TIMERx material (as defined in the Baichwal Agreement) to third parties, (ii) one-half of one percent of royalties received by the Company under licenses, collaborations or other exploitation agreements with third parties with respect to the sale, license, use or exploitation by such third parties of products based on or incorporating the TIMERx Material, and (iii) one-half of one percent of payments made in lieu of such Net Sales or royalties and received by the Company. Such payments cease in the event that Dr. Baichwal's employment is terminated for cause. The Baichwal Agreement also contains non-competition and non-solicitation provisions which expire two years after the termination of his employment.

     Under a Royalty Agreement with John N. Staniforth, a member of the Company's Board of Directors, the Company is obligated to pay to Dr. Staniforth on an annual basis in arrears (i) one-half of one percent of the Company's net sales as defined in the agreement, and these payments continue through the life of patents developed by Dr. Staniforth. Dr. Staniforth also has an annual consulting agreement with the Company for which he is paid $80,000 per year, or $1,250 per day, payable in quarterly payments. The agreement is renewed each year, and is cancellable upon thirty days notice. Any invention that results from this consulting agreement is legally owned by Penwest.

     In connection with the Distribution, the Company entered into a number of arrangements with Penford that govern various interim and ongoing relationships. These agreements included (i) a Separation and Distribution Agreement setting forth the agreement of the parties with respect to the principal corporate transactions which were required to effect the separation of Penford's pharmaceutical business from its specialty carbohydrate-based chemical business and the Distribution, including without limitation (a) Penford's agreement to guarantee the Company's indebtedness under the Company's $15.0 million credit facility and (b) the contribution by Penford to the capital of the Company of all existing intercompany indebtedness of the Company which approximated $50.9 million; (ii) a Services Agreement pursuant to which Penford will continue on an interim basis to provide specified services to the Company until June 30, 1999 or until Penwest does not need the services, of which costs will be charged to the Company on an actual or allocated basis, plus a specified profit percentage;
(iii) a Tax Allocation Agreement relating to, among other things, the allocation of tax liability between the Company and Penford in connection with the Distribution (subject to the tax allocation agreement, all pre-distribution liabilities are the responsibility of Penford and all post distribution liabilities are those of the respective entities); (iv) an Excipient Supply Agreement pursuant to which Penford will manufacture exclusively to the Company, and the Company's requirements for two excipients marketed by the Company under quantity and pricing terms that the Company believes approximate fair market value; and (v) an Employee Benefits Agreement setting forth the parties' agreements as to the continuation of certain Penford benefit arrangements for the employees of the Company.

                   COMPENSATION AND BENEFITS COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Compensation and Benefits Committee of Penwest's Board of Directors (the "Committee") is comprised of non-employee, outside directors. The Committee is broadly charged by the Board of Directors with the following responsibilities:

     - Establishing compensation and incentive programs that are directly tied to the long-term financial performance of Penwest, including a balanced combination of targets requiring the achievement of short-term operating goals and longer-term strategic objectives.

     - Encouraging meaningful levels of Penwest stock ownership for key personnel.

     - Directing and monitoring the Company's benefit plans for all Penwest employees.

     Penwest maintains the philosophy that compensation of its executive officers should be directly and materially linked to the long-term results shareholders receive.

     The executive compensation program consists of base salary, an incentive compensation program based on predetermined cash flow goals as well as certain qualitative objectives and stock-based incentive programs.

BASE SALARY

     The Committee uses outside consultants to identify competitive salary grades and ranges. The Committee directs the outside firm to consider similar sized companies (based on market capitalization and revenue size), geographic factors, similar market-related companies and growth profiles of other companies. These competitive standards are reviewed periodically and are targeted towards the 50th percentile of the companies surveyed. In addition, an executive officer's performance and potential, as well as changes in duties and responsibilities, are factors that may be considered in adjusting base salaries.

INCENTIVE COMPENSATION

     This program is an annual cash payout dependent on achieving predetermined cash flow goals as well as certain qualitative objectives. Penwest's Committee believes strongly that a balanced combination of targets requiring the achievement of short term operating goals and longer-term strategic objectives translates directly into increasing the long-term value of Penwest stock. Individual incentive compensation target awards are determined by salary grade and are subject to an adjustment based on individual performance. The highest individual target payout is 40% of an individual's base salary, and the lowest individual target payout is 20%. Payouts can exceed targets when quantitative and qualitative targets are exceeded.

STOCK BASED INCENTIVE PROGRAMS

     The Committee strongly encourages all executive officers of Penwest to build a significant ownership position, over time, in Penwest Common Stock. All stock options to executive officers have been granted at market price. Options under the stock-based incentive programs offered by Penwest consist of five-year term incentive stock options, and four-year non-qualified stock options, and are granted at levels deemed competitive in the marketplace.

SUPPLEMENTAL BENEFIT PLANS

     Supplemental Benefit Plans for the Chief Executive Officer include a supplemental retirement plan, deferred compensation plan, and survivor benefit life and disability plan. These plans are designed to be competitive with other plans for comparably sized companies and to attract and retain highly qualified management.

CEO COMPENSATION

     As discussed above, Penwest's executive cash compensation program includes a base salary and a company performance based incentive compensation program. Mr. Hamachek participates in the same incentive compensation program applicable to other named executive officers. The Committee's objective is to correlate Mr. Hamachek's remuneration with the Company's performance. Mr. Hamachek's incentive compensation through August 31, 1998 was paid under the Penford incentive compensation program, where he served as President and Chief Executive Officer. These amounts were approved by the Penford Compensation and Benefits Committee, and the pay was linked to targeted achievement for the fiscal period. Base salary is reviewed annually in an effort to maintain market competitiveness. Upon Mr. Hamachek's transfer to Penwest as Chairman and Chief Executive Officer, his salary was reduced from $340,000 to $315,000 to reflect the salary levels within the industry.

     In addition, Mr. Hamachek is the single largest individual shareholder in the Company, and to the extent his performance translates into an increase in the value of the Company's stock, all shareholders, including Mr. Hamachek share the benefits.

                                            Robert J. Hennessey, Chair
                                            Paul E. Freiman
                                            N. Stewart Rogers

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Company's Compensation and Benefits Committee are Messrs. Hennessey, Freiman and Rogers. No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of the Compensation and Benefits Committee of the Company.

                               PERFORMANCE GRAPH

     The following graph compares the Company's cumulative total shareholder return on its Common Stock from August 10, 1998, the record date for the Distribution of all the shares of the Company's Common Stock, through December 31,1998, the time during which Penwest's stock traded as a public company with the cumulative total return of the Nasdaq Market Index, U.S. companies (the "Nasdaq U.S.") and the Nasdaq Pharmaceutical Index (the "Nasdaq-Pharmaceutical"). The graph assumes that $100 was invested on August 10, 1998 in the Company's Common Stock and in the stated indices. The comparison assumes that all dividends are reinvested.

                                                 PENWEST PHARMACEUTICALS                                  NASDAQ-PHARMACEUTICAL
                                                           CO.                  NASDAQ U.S. INDEX                 INDEX
                                                 -----------------------        -----------------         ---------------------
August 10, 1998                                          100.00                      100.00                      100.00
December 31, 1998                                         74.05                      118.01                      124.57

2.  RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors requests that the shareholders ratify its selection of Ernst & Young LLP, Certified Public Accountants, as independent auditors for the Company for the current year. If the shareholders do not ratify the selection of Ernst & Young LLP, another firm of certified public accountants will be selected as independent auditors by the Board.

     Representatives of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

     Under Rule 14a-8(3) of the Securities and Exchange Commission, shareholder proposals intended for inclusion in next year's proxy statement must be directed to the Corporate Secretary at Penwest Pharmaceuticals Co., 2981 Route 22, Patterson, New York 12563, and must be received by January 4, 2000.

     If a shareholder of the Company wishes to present a proposal before the 2000 Annual Meeting but has not complied with the requirements for inclusion of such proposal in the Company's proxy materials pursuant to Rule 14a-8 under the Exchange Act, such shareholder must give written notice of such proposal to the Secretary of the Company at the principal offices of the Company not less than 60 days nor more than 90 days prior to the 2000 Annual Meeting. Notwithstanding the foregoing, if the Company provides less than 70 days notice or prior public disclosure of the date of the meeting to the shareholders, notice by the shareholders must be received by the Secretary no later than the close of business on the tenth day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. The advance notice provisions of the Company's by-laws supercede the notice requirements contained in recent amendments to Rule 14a-8 under the Exchange Act.

                            SOLICITATION OF PROXIES

     The proxy card accompanying this proxy statement is solicited by the Board of Directors. Proxies may be solicited by officers, directors and other employees of the Company, none of whom will receive any additional compensation for their services. Solicitations of proxies may be made personally, or by mail, telephone, telegraph, facsimile or messenger. The Company will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All costs of soliciting proxies will be paid by the Company.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The federal securities laws require the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock to file with the Securities and Exchange commission initial reports of ownership and reports of changes in ownership of any securities of the Company.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1998, all of the Company's directors, executive officers and greater-than-ten percent beneficial owners made all required filings on a timely basis.

                                 OTHER MATTERS

     The Company is not aware of any other business to be acted upon at the meeting. If other business requiring a vote of the shareholders should come before the meeting, the holders of the proxies will vote in accordance with their best judgment.

May 3, 1999

PROXY

                  FOR THE ANNUAL MEETING OF THE SHAREHOLDERS OF
                           PENWEST PHARMACEUTICALS CO.


                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                        BOARD OF DIRECTORS OF THE COMPANY

         The undersigned, revoking all prior proxies, hereby appoint(s) Tod R. Hamachek and Jennifer L. Good, and each of them, as proxies of the undersigned (with full power of substitution in them and each of them) to attend and represent the undersigned at the Annual Meeting of Shareholders of Penwest Pharmaceuticals, Co. (the "Company) to be held at the Ethan Allen Inn, 21 Lake Avenue Extension, Danbury, Connecticut on Wednesday, June 2, 1999 at 10:30 a.m., and any adjourned sessions thereof, and there to act and vote as indicated, upon all matters referred to on the reverse side and described in the proxy statement relating to the meeting, all shares of common stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess, if personally present at the meeting and at any adjourned sessions thereof. Each of the following matters is being proposed by the Board of Directors of the Company. All capitalized terms used in this proxy and not defined herein shall have the meaning ascribed them in the proxy statement relating to the meeting.

         IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON OTHER MATTERS AS PROPERLY MAY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF.

                (Continued and to be signed on the reverse side)







--------------------------------------------------------------------------------

                              FOLD AND DETACH HERE

                                        FOR BOTH     WITHHELD FROM
                                        NOMINEES     BOTH NOMINEES
1. Election of Directors:                [  ]            [  ]
   Jere E. Goyan, Anne M. VanLent





[  ]________________________________

To withhold authority to vote for any
individual Nominee, print that nominee's name on the line provided.

                                                            ABSTAIN     AGAINST
2. Ratification of selection of Ernst & Young LLP             [  ]        [  ]
   as independent auditors for the Company for the current year.

                             I plan to attend the meeting.    [  ]


                                                       Attendance of the
                                                       undersigned at the
                                                       meeting or at any
                                                       adjourned session thereof
                                                       will not be deemed to
                                                       revoke this proxy unless
                                                       the undersigned shall
                                                       affirmatively indicate
                                                       thereof the intention of
                                                       the undersigned to vote
                                                       said shares in person. If
                                                       the undersigned hold(s)
                                                       any of the shares of the
                                                       Company in a fiduciary,
                                                       custodial or joint
                                                       capacity or capacities,
                                                       this proxy is signed by
                                                       the undersigned in every
                                                       such capacity as well as
                                                       individually.

                                                       IMPORTANT -- PLEASE SIGN
                                                       AND RETURN THIS PROXY
                                                       PROMPTLY. When shares are
                                                       held by joint tenants,
                                                       both should sign. When
                                                       signing as attorney,
                                                       executor, administrator,
                                                       trustee or guardian,
                                                       please give full title as
                                                       such. If a corporation,
                                                       please sign in full
                                                       corporate name by
                                                       President or other
                                                       authorized officer. If a
                                                       partnership, please sign
                                                       in partnership name by an
                                                       authorized person.


Signature(s)____________________________________________________________________

Dated_____________________

--------------------------------------------------------------------------------

                              FOLD AND DETACH HERE